Exhibit 10.2

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NY 10017

April 11, 2007

Mr. William Pastore
86 Wapoos Trail
Chatham, MA 02633

Dear Bill:

This will confirm our understanding and agreement with respect to your resignation as President and Chief Executive Officer of Monster Worldwide, Inc. (the “Company”) and continued employment by the Company.  You and the Company hereby agree as follows:

1.             Resignation.  Your resignation as President and Chief Executive Officer of the Company and as a director of the Company is effective immediately.

2.             Employment.  The Company agrees to continue to employ you and you agree to continue to be employed by the Company to assist the Company’s executive officers with the transition of the functions performed by you as former President and Chief Executive Officer of the Company (the “Transition”).  You will report directly to the Chief Executive Officer of the Company and you shall not be an officer of the Company.  The term of your employment with the Company shall expire on June 30, 2007, or your earlier death or disability (the “Termination Date”).  Until June 30, 2007, you agree to fulfill your duties as requested by the Company and you acknowledge that such duties may occupy substantially all of your business time and may prevent you from having employment outside of the Company.  You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company.  From June 30, 2007 until December 31, 2007, you agree to use reasonable efforts to respond to questions of the Chief Executive Officer relating to the Transition provided that such efforts shall not materially interfere with your employment outside of the Company.

3.             Compensation and Benefits. In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $800,000 per year (prorated for periods of less than a full year), in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, and (c) provide you with 4 weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year).

(a)           Following the termination of your employment hereunder, as severance, you (and your estate if you are or become deceased) will be entitled to:

(1)           receive payments at an annual rate of $800,000 until the second anniversary of the Termination Date.  Such payments due to you (or your estate) for the period beginning from the Termination Date through the six-month anniversary of the Termination Date will be paid in a lump-sum payment on the first business day following the six-month anniversary of the Termination Date.  Such payments due to you (or your estate) for the period after the six-month anniversary of the Termination Date will be paid in regular semi-monthly installments; and

(2)           have the Company pay to you and/or your spouse sums of money to reimburse you and/or her for the cost of premiums on medical and dental benefits that you and/or your spouse carry for a period of 18 months from the Termination Date.  A payment for the period beginning from the Termination Date through the six-month anniversary of the Termination Date will be paid directly to you in a lump-sum payment $5,000 on the first business day following the six-month anniversary of the Termination Date.  Such payments for the period after the six-month anniversary of the Termination Date will be paid to you or your spouse in regular semi-monthly installments of $417.

(b)           Except as expressly provided in this Section 3 and in Section 9 hereof, after the Termination Date the Company shall have no other obligations to you with respect to your employment.

(c)           You hereby expressly waive any right or entitlement to restricted stock, restricted stock units, stock options or any other incentive compensation awarded to you by the Company in 2007.  This waiver expressly excludes all restricted stock, restricted stock units, options and incentive compensation listed on Schedule A, attached hereto and incorporated herein, all of which become non-forfeitable and fully vested on the Termination Date.

You acknowledge that you have not relied on any representation not set forth in this agreement.  You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

4.             Non-Competition.  During the term of this agreement and for a period of two (2) years following the Termination Date (the “Noncompete Period”), you agree that you may not, anywhere in the United States or elsewhere in the world, directly or indirectly, engage, participate or assist in lines of business competitive to the business of the Company and its subsidiaries.  The foregoing covenant is intended to prohibit you from engaging in such activities as owner, creditor, partner, stockholder, consultant, advisor or lender (except as a holder of equity securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than three percent (3%) of the issued and outstanding equity securities of the relevant issuer so long you are not an Affiliate (as defined below) of such issuer), contractor or agent for any person, firm or corporation that competes with the business of the Company or its subsidiaries.  As used in this agreement, “Affiliate” shall have the meaning of an “affiliate” and an “associate” as defined in Rule 405 under the Securities Act of 1933, as amended.

5.             Non-Solicitation.  During the Noncompete Period, you agree that you may not, directly or indirectly, (i) solicit, employ, offer to employ, retain as a consultant, interfere with or attempt to entice away from the Company, its subsidiaries or any of their respective Affiliates (or any successor to any of the foregoing) any individual who is, has agreed to be or within ninety (90) days of such solicitation, employment, offer, retention, interference or enticement has been, employed or retained by the Company, its subsidiaries or any of their respective Affiliates (or any successor to any of the foregoing), or (ii)

engage or participate in any effort or act to induce any customers, clients, licensees, licensors, associates, or independent contractors of the Company, its subsidiaries or any of their respective Affiliates (or any successor to any of the foregoing) to take any action which is competitive with the business of the Company or its subsidiaries, including but not limited to, the solicitation of customers, clients, licensees, licensors, associates, or independent contractors of the Company, its subsidiaries or any of their respective Affiliates (or any successor to any of the foregoing) to cease doing business or their association or employment with the Company, its subsidiaries or any of their respective Affiliates or any successor to any of the foregoing.

6.             Non-disparagement.  You agree that, during the Noncompete Period, you may not make any statements that are materially injurious or disparaging to the Company, its subsidiaries or Affiliates or any of their respective directors, officers, employees, representatives or stockholders.  The Company agrees that neither the Company or its subsidiaries or Affiliates will participate or engage in any disparagement of your past services as an employee or officer of the Company or of any other relationship you have had with the Company.

7.             Restrictive Covenants.

(a)           You understand and agree that the covenants set forth in Sections 4, 5 and 6 (the “Restrictive Covenants”) are reasonable in scope and have been agreed to by you in connection with the benefits to be received by you hereunder.  You further acknowledge that the scope of the business of the Company and its subsidiaries is independent of location (such that it is not practical to limit the restrictions contained in the Restrictive Covenants to a specified county, city, or part thereof) and that, accordingly, the geographical restriction contained in the Restrictive Covenants is reasonable in all respects and necessary to protect the goodwill and confidential information and work product of the business of the Company and its subsidiaries and that, without such protection, the customer and client relations of the Company and its subsidiaries and competitive advantage of the Company and its subsidiaries would be materially adversely affected.  It is specifically recognized by you that the Company and its subsidiaries have a protectable interest in prohibiting you from competing with the Company and its subsidiaries as provided in the Restrictive Covenants, and that money damages are insufficient to protect such interests, and that the Company would not enter into this agreement without the restrictions contained in the Restrictive Covenants.  You further acknowledge that the restrictions contained in the Restrictive Covenants do not impose an undue hardship on you and, since you has general business skills which may be used in industries other than the business of the Company or its subsidiaries, do not deprive you of your livelihood.  You agree that the Restrictive Covenants shall be construed as agreements independent of any other provisions of this agreement and shall survive any order of a court of competent jurisdiction terminating any other provisions of this agreement.

(b)           The parties agree that to the extent any provision or portion of the Restrictive Covenants shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law, and further agree that if any part of the Restrictive Covenants shall be so found or deemed unreasonable, unlawful or unenforceable, such unenforceability shall not affect the remaining portions of the Restrictive Covenants, which shall be fully enforced; and the parties do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.

(c)           As the violation by you of the Restrictive Covenants would cause irreparable harm which cannot be adequately compensated in damages to the Company due to, among other things, the knowledge by you of trade secrets and proprietary information of the business of the Company and its subsidiaries, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to injunctive or other equitable relief to restrain you from violating such provisions (without any requirement to post a bond or other security).  You hereby waive any and all defenses you may have on the ground of lack of competence of the court to grant an injunction or other equitable relief.  The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

8.             Publicity.  The parties agree to consult each other with respect to any public disclosure regarding this agreement and the termination of your employment; provided, however, that you agree that the Company can, without obtaining any additional consent from you, disclose (a) the occurrence and date of the termination of your employment and (b) that the reason for the termination is so that you may retire from active service to the Company.

9.             Vesting of Awards.  On the Termination Date, any portion of the restricted stock and  restricted stock units listed on Schedule A attached hereto that are unvested shall vest.  All stock, and all stock from restricted stock units, in each case net of any applicable taxes due in connection with such stock and units, which taxes shall be deducted from the shares of common stock that you (or your estate) will receive, shall be promptly delivered to you (or your estate).  All stock options issued to you by the Company are listed on Schedule A attached hereto, are vested and shall be exercisable according to the terms of the applicable stock option agreement executed when such options were granted.  The Company agrees that (a) solely for the purpose of determining the latest date by which you may exercise your stock options, on the Termination Date you shall be deemed to be terminated “without Cause” and (b) you (or your executor) may exercise any stock option to purchase common shares of the Company on a cashless basis so that the exercise price for such options, as well as any applicable taxes due in connection with such options, shall be deducted from the shares of common stock that you will receive upon exercising such options.

10.           Consulting Services.  Each of you and WMP Consulting LLC, a Connecticut LLC (“Consultant”), hereby agree that all tangible and intangible material and work product delivered by Consultant and/or you as part of or in connection with the consulting services provided by Consultant and/or you to the Company and/or its affiliates (including but not limited to all such material and work product delivered prior to the date hereof) (including any source code and object code) (collectively, the “Deliverables”) is the property of the Company.  Consultant and you each agree that all right, title and interest (including without limitation copyright, patent and trade secret rights) in and to the Deliverables or any aspect thereof (including without limitation any and all technical information, specifications, drawings, diagrams, records, screen layouts and look and feel) shall belong exclusively to the Company.  The parties agree that the Deliverables, insofar as they constitute works of authorship or contributions to works of authorship, shall be deemed works specially ordered and commissioned by the Company and “works made for hire” under the United States copyright laws (17 U.S.C. §§ 101 et seq.).  If for any reason the Deliverables, or any part of them, cannot as a matter of law constitute “works made for hire” under the United States copyright laws, Consultant and you each hereby assign and agree to assign the entire copyright therein (and all rights comprising said copyright) to the Company.  Independent of the preceding sentence, Consultant and you each assign and agree to assign all other intellectual property rights, including without limitation patent and trade secret rights, and all right, title and interest in and to the Deliverables, or any aspect thereof, to the Company.  Consultant and you each hereby agree to execute, upon request by the Company, any and all additional documents, including assignments, necessary to effectuate the intent of the preceding sentences of this Section 10 or to confirm or register the Company’s rights in the Deliverables.  The Deliverables, or the content thereof, shall not be used, sold, licensed or disclosed by Consultant or you under any circumstances.

11.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the Board of Directors at the address set forth on the first page of this agreement (with a copy to General Counsel, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

12.           Assignment.  You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  The Company’s promises to you in this agreement are binding on all successors and assigns of the Company and its businesses.  All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time.

13.           Entire Agreement.  This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s affiliates, including but not limited to (x) any consulting arrangement, (y) the employment agreement between you and the Company dated as of April 1, 2004, as such employment agreement was amended by the letters dated as of September 8, 2005 and as of February 7, 2006, and (z) the employment agreement between you and the Company dated as of November 20, 2006, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.  Please understand that your employment will be on an “at will” basis (if your employment is terminated by the Company for any reason prior to June 30, 2007, the provisions of this agreement shall remain in full force and effect, including, without limitation, your entitlement to severance pursuant to Section 3, and the “Termination Date” as used herein shall be the date of such termination of your employment). Nothing in this letter should be construed as creating any other type of employment relationship.  For the avoidance of doubt, this agreement will not change any rights you have under the Indemnification Agreement between you and the Company, which remains in full force and effect, and the indemnifications of you under which shall continue as provided for therein.

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

MONSTER WORLDWIDE, INC.

By:	/s/ Michael Kaufman
Name:	Michael Kaufman
Title:	Chairman of the Compensation Committee
of the Board of Directors of the Company

Accepted and agreed:

/s/ William Pastore
William Pastore

As to Section 10 only:

WMP Consulting LLC

By:	/s/ William Pastore
Name: William Pastore
Title: Member

EXHIBIT A

Restricted Stock

Date of Grant	Total Shares	Shares Outstanding	Unvested Shares
8/5/04	125,000	62,500	31,250
2/7/06	200,000	150,000	150,000
10/6/06	100,000	100,000	100,000
			Total: 281,250

Restricted Stock Units

Date of Grant	Total Shares	Shares Outstanding	Unvested Shares
3/27/06	75,000	75,000	56,250
			Total: 56,250

Stock Options

Date of Grant	Total Shares Initially Subject to Option	Shares Currently Subject to Option(1)	Shares Currently Exercisable	Shares Currently Not Exercisable
10/10/02	500,000	133,413	133,413	0
2/9/04	200,000	100,000	50,000	50,000
12/28/04	200,000	150,000	50,000	100,000
			Total: 233,413	Total: 150,000

(1)  All shares currently subject to the options are vested.